SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 23, 2002

FCB FINANCIAL CORP.

(Exact Name of Registrant as Specified in its Charter)

Georgia	333-65066	58-2606547

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Mall Boulevard, Suite 101B, Savannah, Georgia	31406

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(912) 303-0209

C & S BANCORPORATION, INC.

(Former Name or Former Address, if Changed Since Last Report)

Item 2. Acquisition or Disposition of Assets

     On January 23, 2002, pursuant to a Purchase and Assumption Agreement, dated October 22, 2001, First Chatham Bank, a Georgia state chartered bank (the “Bank”), and a wholly-owned subsidiary of FCB Financial Corp., a Georgia corporation (the “Company”), acquired the performing loans and assumed certain deposit and other liabilities of the Savannah branch office of The Tattnall Bank, located at 7917 Abercorn Street, Savannah, Georgia (the “Acquisition”).

     In the Acquisition, the Bank assumed approximately $10,924,000 in deposit and other liabilities and acquired approximately $9,869,000 in loans and other assets. The Bank was charged a premium of $370,000 on the deposit liabilities it assumed from The Tattnall Bank. Pursuant to the terms of Purchase and Assumption Agreement, the Bank received a cash payment of approximately $413,000, the amount by which the deposit and other liabilities assumed by the Bank exceeded the amount of the deposit premium and the loans and other assets (including an additional amount of approximately $272,000 representing vault cash and ATM cash) acquired by the Bank.

     In connection with the Acquisition, the Bank entered into a one year agreement with The Tattnall Bank to lease the facility used by The Tattnall Bank as its Savannah branch office, including all of the existing furniture, fixtures and equipment. The Bank plans to conduct banking operations in this facility until construction of the Bank’s main office facility is completed. For the remainder of the lease term, the Company plans to use this facility for additional office space.

Item 5. Other Events

     A.     Capitalization of the Bank; Opening of the Bank

     On January 11, 2002, the Company ended its initial public offering of shares of its common stock, par value $1.00 per share, at an offering price of $10.00 per share, after having received subscriptions for all 1,500,000 shares included in the offering. With the prior approval of the Board of Governors of the Federal Reserve and the Georgia Department of Banking and Finance, on January 22, 2002, the Company used $10,000,000 of the net proceeds of the offering to capitalize the Bank. In return, the Bank issued all of its common stock to the Company, and the Company became the Bank’s sole shareholder. Accordingly, the Company is now a bank holding company within the meaning of the Bank Holding Company Act of 1956.

     On January 23, 2002, after completing the Acquisition, the Bank opened for business in the branch office facility formerly used by The Tattnall Bank as its Savannah branch office, located at 7917 Abercorn Street, Savannah, Georgia. See “Item 2. Acquisition or Disposition of Assets” above.

     B.     Resolution of Dispute with Bank of America; Change of Corporate Name

     On January 18, 2002, the Company reached a settlement in its dispute with Bank of America over the use of the names “C & S” and “Citizens & Southern.” As part of the settlement, Bank of America agreed to pay the Company an undisclosed amount, and the Company agreed not to use the “C & S” or “Citizens & Southern” names and to give up its rights to the “candsbank.com” domain website.

     On January 23, 2002, the Company filed with the Georgia Secretary of State Articles of Amendment to its Articles of Incorporation to change the Company’s corporate name to “FCB Financial Corp.” The Company also caused the Bank to change its corporate name to “First Chatham Bank.”

Item 7. Financial Statements and Exhibits.

(b) Pro Forma Financial Information

     As of the date of filing of this Current Report on Form 8-K, it is impracticable for the Registrant to provide the pro forma information pursuant to this Item 7(b). In accordance with Item 7(b) of Form 8-K, the Company will file such pro forma financial information under cover of Form 8-K/A as soon as practicable, but not later than April 8, 2002 (60 days after this Report is required to be filed).

(c) Exhibits

2.1	Purchase and Assumption Agreement, dated October 22, 2001, by and between the Company and The Tattnall Bank (incorporated herein by reference to Exhibit 99.1 to the Company’s Form 8-K filed November 6, 2001)

3.1	Articles of Incorporation of the Company, as amended.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FCB FINANCIAL CORP. (Registrant)

Dated: February 4, 2002	By:	/s/ Brian R. Foster Brian R. Foster, Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Number	Description

3.1	Articles of Incorporation of the Company, as amended